Exhibit 99.1

Press Release: July 18, 2008

SOURCE: MidCarolina Financial Corporation

Contacts:	Charles T. Canaday, Jr.	Chris Redcay
	President and CEO	Sr Vice President and CFO
	336-538-1600	336-538-1600

Source: MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces Results for 2nd Quarter 2008.

BURLINGTON, N.C., /PRNewswire-FirstCall/ — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI - News) today reported record total assets of $514.4 million at June 30, 2008, an increase of $63.7 million, or 14%, when compared to the $450.7 million reported at June 30, 2007. Total loans, net of mortgage loans held-for-sale, were a record $406.9 million at June 30, 2008, an increase of $59.7 million, or 17%, from the level a year ago. Total deposits at the end of the quarter were $438.7 million, an increase of $68.1 million, or 18%, when compared to 2007 second quarter balances.

MidCarolina reported net income available to common shareholders of $962,000 for the quarter ended June 30, 2008, a decrease of 5% when compared to the $1,013,000 reported for the second quarter of 2007. Diluted earnings per common share decreased to $0.19 for second quarter 2008, compared to $0.21 in 2007.

For the six-month period ended June 30, 2008, MidCarolina reported net income available for common shareholders of $1.8 million, a decrease of 5% compared to $1.9 million reported for the same six-month period in 2007. Diluted earnings per common share decreased to $0.36 for the first six-months of 2007, compared to $0.39 for the same six-month period in 2007.

Commenting on these results, Charles T. Canaday, Jr., President and CEO, said, “The Bank’s performance and asset quality remain sound in spite of the general market conditions of the local and national economy. Our loan quality has remained strong and growth of our in-market loans has continued at our planned rate. Due to the weakness in the economy and in particular the real estate sector, we have chosen to increase our provision to loan loss reserves by $450,000 for the first six-months of 2008 compared to the first six-months of 2007. Considering the challenging economic environment with which we are faced, we are proud of the growth MidCarolina has achieved in our existing markets of Alamance and Guilford Counties. Our client base continues to expand as commercial and retail businesses choose MidCarolina as their financial partner.”

MidCarolina Bank provides a complete line of banking services to individuals and businesses through its six full-service banking offices and two limited-service offices located in the cities of Burlington, Graham Greensboro and Mebane, North Carolina. MidCarolina Bank, a wholly owned subsidiary of MidCarolina Financial Corporation, also provides the Bank’s markets with access to personalized full brokerage services through a separate registered broker dealer for stocks, bonds and mutual funds and an array of insurance products.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

Statements in this Report and its exhibits relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov or through our Internet website at www.midcarolinabank.com. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to, the financial success or changing strategies of our customers, actions of government regulators, the level of market interest rates, and changes in general economic conditions and real estate values in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral). Although we believe that the expectations reflected in the forward-looking statements are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended June 30,
	2008 (Unaudited)	2007 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$7,291	$7,669	-4.9%
Interest expense	3,815	4,374	-12.8%

Net interest income	3,476	3,295	5.5%
Provision for loan losses	225	—

Net interest income after provision for loan losses	3,251	3,295	-1.3%

Noninterest income	756	759	-0.4%
Noninterest expense	2,438	2,458	-0.8%

Income before income tax expense	1,569	1,596	-1.7%
Provision for income taxes	503	479	5.0%

Net income	1,066	1,117	-4.6%
Dividends on preferred stock	(104)	(104)	—

Net income available to common shareholders	$962	$1,013	-5.0%

PER SHARE DATA
Earnings per common share, basic	$0.20	$0.22
Earnings per common share, diluted	0.19	0.21

	For the
	Six Months Ended June 30,
	2008 (Unaudited)	2007 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$14,876	$14,974	-0.7%
Interest expense	8,133	8,476	-4.1%

Net interest income	6,743	6,498	3.8%
Provision for loan losses	450	—

Net interest income after provision for loan losses	6,293	6,498	-3.2%

Noninterest income	1,487	1,336	11.3%
Noninterest expense	4,826	4,846	-0.4%

Income before income tax expense	2,954	2,988	-1.1%
Provision for income taxes	972	904	7.5%

Net income	1,982	2,084	-4.9%
Dividends on preferred stock	(208)	(208)	—

Net income available to common shareholders	$1,774	$1,876	-5.4%

PER SHARE DATA
Earnings per common share, basic	$0.36	$0.42
Earnings per common share, diluted	0.36	0.39

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.89%	1.01%
Return on average common equity	12.72%	16.33%
Net yield on earning assets (taxable equivalent)	2.89%	3.14%
Equity to assets ratio, end of period	6.81%	6.49%
Allowance for loan losses as a percentage of total loans, end of period	1.19%	1.22%
Non-performing assets to total assets, end of period	0.38%	0.58%
Ratio of net charge-offs to average loans outstanding	0.02%	0.00%

	As of June 30,
	2008	2007	%
	(Unaudited)	(Unaudited)	Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$406,864	$347,147	17.2%
Allowance for loan losses	4,824	4,226	14.2%
Loans, net of allowance for loan losses	402,040	342,921	17.2%
Securities, available for sale	71,513	71,355	0.2%
Total Assets	514,407	450,733	14.1%

Deposits:
Noninterest-bearing deposits	40,380	36,172	11.6%
Interest-bearing demand and savings	79,197	89,624	-11.6%
CD’s and other time deposits	319,095	244,805	30.4%

Total deposits	438,672	370,601	18.4%

Borrowed Funds	38,764	48,764	-20.5%
Total interest-bearing liabilities	437,056	383,193	14.1%
Shareholders’ Equity	35,063	29,253	19.9%